                                                                    EXHIBIT 11.1

                        SPLASH TECHNOLOGY HOLDINGS, INC.
                     COMPUTATION OF EARNINGS PER SHARE  (1)
                                  (Unaudited)
                    (in thousands, except per share amounts)



                                                                 SIX      THREE       TWO
                                                               MONTHS     MONTHS     MONTHS
                                                                ENDED     ENDED      ENDED
                                                              MARCH 31,  MARCH 31,  MARCH 31,
                                                                1997        1997      1996
                                                              ---------  ---------  ---------
Weighted average common shares
  outstanding for the period......................              11,829     12,045     7,009

Common equivalent shares pursuant
  to Staff Accounting Bulletin No. 83 (2).........                  61                  694

Common equivalent shares outstanding
     from conversion of preferred stock...........                  77          -     1,741

Dilutive options..................................                 203        350         -
                                                             ---------  ---------  --------
Shares used in per share calculation..............              12,170     12,395     9,444
                                                             =========  =========  ========

Net income........................................             $ 6,794   $  3,253  $(12,339)

Cumulative dividends on preferred stock, net of
    redemption of preferred stock.................                  (4)        -          -
                                                             ---------  ---------  --------
Adjusted net income (loss)........................             $ 6,790   $  3,253  $(12,339)
                                                             =========  =========  ========
Net income (loss) per share.......................             $  0.56    $  0.26   $ (1.31)
                                                             =========  =========  ========

(1) This exhibit presents the primary and fully diluted computations of net income (loss) per share. There is no significant difference in the per-share amounts when applying either method.

(2) The number of common equivalent shares which were issued during the twelve months immediately preceding the Company's initial public offering date pursuant to the grant of stock options (using the treasury stock method and proposed offering price) and the issuance of warrants and other common stock equivalents have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.


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